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                                             Exhibit 5


                                          April 15, 1994



Chambers Development Company, Inc.
10700 Frankstown Road
Pittsburgh, PA 15235

Gentlemen:

    We have acted as counsel to Chambers Development Company, Inc. (the "Company") in connection with the review of a Registration Statement of Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, for the registration of 2,500,000 shares of Class A Common Stock, par value $.50 per share, of the Company to be issued under the Company's 1993 Stock Incentive Plan (the "Plan").

    We have reviewed and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Company' Certificate of Incorporation and By-laws, as currently in effect, copies of the Plan and other stock option plans of the Company, and such other documents, corporate records and certificates of public officials and other instruments as we have deemed necessary or advisable as the basis for the opinion herein expressed.

    Based upon the foregoing, we are of the opinion that the Class A Common Stock reserved for issuance under the Plan has been duly authorized and, upon issuance and delivery of the 2,500,000 shares in accordance with the terms of the Plan, such shares will be legally issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

                                          Very truly yours,

                                      Thorp Reed & Armstrong